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Date:    October 20, 1998                           Contact:     Amy M. Dunaway
For Release:   Immediately                          Telephone: (334) 834-5483


         ENSTAR GROUP, INC. ANNOUNCES J. CHRISTOPHER FLOWERS TO BECOME
       VICE CHAIRMAN OF ENSTAR; PROPOSED PURCHASE BY FLOWERS OF 1,158,860
                         SHARES OF ENSTAR COMMON STOCK

         Montgomery, Alabama -- October 20, 1998... The Enstar Group, Inc. ("Enstar") (ESGR:OTC) today announced the proposed appointment of J. Christopher Flowers to the position of Vice Chairman of Enstar effective December 1, 1998 and the proposed purchase by Flowers of 1,158,860 newly issued shares of common stock of Enstar for a purchase price of approximately $15 million. Mr. Flowers will purchase the common stock with a promissory note. The transaction is conditioned on the approval of the terms of the proposed sale of common stock by the shareholders of Enstar at a special meeting to be called by the Board of Directors for such purpose. If the transaction is consummated, Mr. Flowers will own approximately 23% of the outstanding common stock of Enstar.

         Mr. Flowers, 40, has been an outside director of Enstar since October 1996 and has been involved in working with Enstar's management in locating an acquisition target. Mr. Flowers graduated magna cum laude from Harvard College and joined Goldman, Sachs & Co. in 1979. He was made a general partner in 1988 and a managing director in 1996. At Goldman, Sachs & Co., Mr. Flowers founded and headed the Financial Institutions Group. Mr. Flowers has announced his decision to resign from Goldman, Sachs & Co. as of November 27, 1998 in order to pursue his own business interests.

         Nimrod T. Frazer, Chairman, President and Chief Executive Officer of Enstar, noted "We are very pleased with our proposed new relationship with Chris Flowers. Chris has extensive and unique contacts and experience in the financial services industry and significant business acumen. I am looking forward to working closely with him in his new position to locate and acquire an operating company."

         Mr. Flowers stated, "I have enjoyed serving as an outside director of Enstar and look forward with enthusiasm to assuming this new role as Vice Chairman and a significant shareholder of Enstar."

         Enstar and Flowers have entered into an Investment Agreement, dated October 20, 1998, whereby Flowers will purchase the 1,158,860 shares at a price of approximately $12.94 per share. The price per share represents the average of the reported closing prices for Enstar common stock for the ten trading days immediately preceding October 20, 1998. In the Investment Agreement, Mr. Flowers has agreed to certain restrictions on his ability to transfer the shares and to acquire any additional shares of Enstar or participate in any capacity in certain other significant transactions involving Enstar without the approval of the Board of Directors. The Investment Agreement also contains certain agreements and covenants relating to conflicting business


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opportunities and competing transactions involving Mr. Flowers and related entities, as it is anticipated that Flowers will have business arrangements with other entities, funds or ventures with which he affiliates or associates.

         Mr. Flowers will deliver to Enstar a full recourse promissory note in the amount of $15 million for the purchase price of the shares. The note will bear interest at the rate of 4.06%, will have a maturity of two years and will require quarterly interest payments. Enstar and Flowers also propose to enter into a registration rights agreement in connection with the closing of the proposed transaction pursuant to which Flowers will be granted certain rights to require Enstar to register his shares in the future.

         The Board has decided to put the proposed sale of the shares to Mr. Flowers to the shareholders of Enstar for a vote at a special meeting to be called for such purpose. The special meeting of shareholders is currently expected to take place during the first half of December, and Enstar will file a proxy statement with the Securities and Exchange Commission relating to the transaction. Subject to certain conditions, the Board of Directors has agreed to recommend that the Enstar shareholders vote in favor of the transaction and the members of the Board have agreed with Mr. Flowers to vote their shares of Enstar common stock in favor of the transaction.

                                   *  *  *

         This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements contained in this press release are set forth in the Safe Harbor Compliance Statement for Forward-Looking Statements included as Exhibit 99.1 to Enstar's Form 10-K/A-1 for the year ended December 31, 1997, and are hereby incorporated herein by reference.